Exhibit 99.5

AND

WELLNESS CENTER, INC.

______________________________________________

CONSULTANCY SERVICE AGREEMENT

______________________________________________

THIS AGREEMENT is made on the 17th day of June, 2010.

BETWEEN

Presidents Corporate Group, a company duly incorporated in Hong Kong having its principal place of business at 1702 China Chem Tower, 37 Connaught Road, Central, Hong Kong  (the "Consultant”) ; and

Wellness Center, Inc., a company duly incorporated in the State of Nevada and having its principal place of business at 1014 E. Algonquin Road, Suite 111, Schaumburg, Illinois 60173 (hereinafter collectively refers to as  (“Company or Client”)

RECITAL

The Client desires to retain the Consultants and the Consultants desires to provide to the Client consultancy service for the Client to go public or to be a public company in accordance to the US SEC rules and regulations as well as a publicly trading company on the Pink Sheet or OTC Bulletin Board as well providing advice on the business development and corporate finance for the Company which includes going public process, corporate filings, documentation preparation and other day to day operations of corporate finance as required by the Client under the terms and conditions set out below:

NOW IT IS AGREED as follows

1.

INTERPRETATION

1.1

In this Agreement :

"Commencement Date"

June 17, 2010

"month"

Calendar month

"Payments"

the sums payable to the Consultants under clauses 3

"Service"

the activities provided by the Consultants to the Client in accordance with the clause 2

"Term"

the period from the Commencement Date until the expiry or termination of this Agreement

"working days"

Monday to Friday

"year"

calendar year

1.2

References to clauses and sub-clauses in this Agreement are references respectively to clauses and sub-clauses of this Agreement.

1.3

Words in this Agreement denoting a singular number include the plural and vice versa; words denoting one gender include both genders and the neuter and words denoting a person include a corporation, sole proprietorship, firm, joint venture or syndicate, in each case vice versa.

1.4

Headings in this Agreement are for ease of reference only and do not form part of this Agreement.

2.

TERM AND TERMINATION

2.1

The Client hereby retains the Consultants, and the Consultants hereby agrees, to perform consulting services of the Consultants as required for taking the Client company to be a publicly listed company on a suitable exchange and corporate development of the client in association with the client related business.  For the purpose of this clause, the Consultants shall endeavor to, but not limited to the following services:

2.1.1

Assist the Client in preparation to go public including business plan, financial plan, reporting issuer compliance, board of directors structure, corporate governance

Presidents Corporate Group Inc

2.1.2

Assist the client to prepare presentations and involve in communication for the client to facilitate the formation of SEC documentation including SB2/ S1, 15C211

2.1.3

Assist Client in identifying suitable auditor and securities attorney for Client

2.1.4

Advise on the strategies for the business development in USA.

2.1.5

Introduce potential market maker for Clients stocks

2.2

The Term of this Agreement will be a period of 6 months from the Commencement Date and automatically extended for further 6 months frequency unless cancelled in writing.

3.

COMPENSATION

3.1

Unless otherwise specified below, the Company is engaging Consultants to act as a one-stop-shop to complete the project as described herein. The Company shall be required to provide payments to Consultants - up to a maximum of $110,000 “Total Project Cost”, to cover costs for professional services engaged by Consultants and all required agency fees, as needed. Upon the signing of this agreement, the Company shall advance to Consultants a retainer in the amount of not less than - $50,000 USD) of which it will be placed on a drawdown basis, as needed. Drawdowns shall be used to make payments on behalf of the Company to pay: Consultants at a rate of $ 6,500/month, accounting, general bookkeeping, documentations, filing fees for EDGAR & SEDAR, business plan preparation, 15C211 preparation, auditors, lawyers, Stock Transfer Agency, market makers and all fees associated with transfer agent for CUSIP, FINRA, trading symbol, etc. Expenses not covered by the retainer amount shall be billed separately to the Company and shall be for the following specific services:

Name or Description of Service

Estimated Cost

None_____________________

None________________

3.2

Notwithstanding with the applicable laws, the Client covenants to grant or transfer or cause to be granted up to 250,000 shares of the Company common stock of the client or its successor to the Consultants after the commencement date of this Agreement as follows: Consultants acknowledge that shares may not be available for issuance until such point and time arrives and these shares shall be included in the Company’s first registration statement(s) for free trading status.

4.

INDEPENDENT CONTRACTOR

4.1

Consultants acknowledge that the Service rendered by Consultants under this Agreement shall be solely as an independent contractor.  Consultants shall not enter into any contract or commitment on behalf of Client.  Consultants further acknowledge that it is not considered an affiliate or subsidiary of Client, and is not entitled to any employment rights or benefits relating to Client.  It is expressly understood that this undertaking is not a joint venture.

5.

CONFIDENTIALITY

5.1

The Consultants recognizes and acknowledges that this Agreement creates a confidential relationship between the Consultants and Client and that any information concerning Client's business, customers, vendors, finances, properties, methods of operation, computer programs, and documentation, and other such incidental information, whether written, oral, or otherwise, is confidential in nature.  All such information concerning Client is hereinafter collectively referred to as "Confidential Information."

5.2

The Consultants agrees that, except as directed by the Client, it will not at any time during or after the term of this Agreement disclose any Confidential Information to any person whatsoever.  The Consultants further agrees to cause its employees and subcontractors to observe this Clause.

6.

GRANT

6.1

The Consultants agrees that any information that shall be provided by the Consultants to the Client in the performance of Service of this Agreement shall remain the exclusive property of Client, and that it will not sell, transfer, publish, disclose or otherwise make the information available to third parties without Client's prior written consent.  Any rights granted by others to the Consultants under this Agreement shall not affect the Client's exclusive ownership of the information.

Presidents Corporate Group Inc

7.

ENTIRE AGREEMENT

7.1

This Agreement contains the entire understanding of the parties and may not be amended without the specific written consent of both parties.

8.

SERVICE OF NOTICE

8.1

Any notice, claim, demand, or other communication under this Agreement (collectively "Communication" in this clause 8) shall be English language and may be served or given personally or sent to the last known address, telex or facsimile numbers (if any) of each party at the signing of this Agreement, unless and until a different address, telex or facsimile numbers has been designated by a written notice effectively brought to the notice of the other party.

8.2

A Communication served in accordance with clause 8.1 shall be deemed sufficiently served and in proving service and/or receipt of a Communication it shall be sufficient to prove that such Communication was left at the address or that the envelope containing such Communication was properly addressed and posted or dispatched to the addressee's address or that the Communication was properly transmitted by telex, facsimile or cable to the addressee.  In the case of Communication by telex, such Communication shall be deemed properly transmitted upon the receipt by the machine sending the telex the telex answerback of the addressee; and in the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a satisfactory report of transmission printed out by the sending machine.

8.3

Nothing in this clause 8 shall preclude the service of Communication or the proof of such service by any mode permitted by law.

9.

PROPER LAW AND DISPUTE RESOLUTION

9.1

This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of USA. Any dispute or controversy arising out of or in respect of this Agreement shall be referred to and determined by arbitration in Arbitration Center.  The right to make an application to any courts for trial, and that of appeal are hereby excluded.

IN WITNESS WHEREOF, the Client and the Consultants have duly executed this Agreement as of the day and year first above written.

For and on behalf of`

For and on behalf of

Presidents Corporate Group.

Wellness Center, Inc.

________________________

______________________

Andrew J. Kandqalepas

Director

Director

Presidents Corporate Group Inc

WIRE TRANSFER INSTRUCTION

AMOUNT;

50,000 USD

BENEFICIARY BANK:

BANK OF MONTREAL

595 BURRARD STREET

VANCOUVER, B. C., CANADA

SWIFT BIC ADDRESS:

BOFMCAM2

BENEFICIARY ACCOUNT

PRESIDENTS CORPORATE GROUP

ADDRESS:   900 – 850 W. HASTINGS ST., VANCOUVER, BC V6C 1E1

ACCOUNT NO.:

00044629168

REFERENCE:

PUT YOUR COMPANY NAME

TO SEND FUNDS FROM A U.S. BANK, IT MAY BE EASIER TO SEND THROUGH OUR U.S. SUBSIDIARY –

INTERMEDIARY BANK:

WACHOVIA BANK, NA

SWIFT CODE:

PNBPUS3NNYC

Presidents Corporate Group Inc

List of Documents Required for Filing:

1.

Company Business Plan

2.

Financial Statement (immediate previous 2 years audited to US GAAP)

3.

Financial Statement – quarterly unaudited

4.

Copy of Certificate of Incorporation, annual list, list of officers and directors, subsequent amendments in the Company acts, By-laws, current standing

5.

Résumé of all Officers and Directors (minimum 5 years to 10 years experience) including age, marital status, residence address (no PO Box), number of shares ownership in the company

6.

Company website

7.

Offering Memorandum or any private placement documents

8.

Shareholders List and back-up information on the shareholders such as the number of shares, when the shares acquired, how the shares acquired, etc

When we receive the above documents, we will compile for you the SB2/S1 for review by the attorney.  We will introduce to you a security attorney that can carry the legal opinion and for submission to the SEC and FINRA.

We will also introduce to you the Transfer Agent (to prepare the shareholders listings, obtaining CUSIP, ISIN, DTC eligibility, dealing with DTC.  Typically the Company’s ongoing maintenance fee is estimated to be $200/month.

We will introduce to you the market maker to undertake your 15C211 application for trading your stocks on the exchange of your choice.  The market maker is responsible to obtaining the DTC eligibility, trading of your stocks, future financing.

The above are the basic structure and typical costs.  However, these are not exact science and our experience will provide you with the best for less whenever possible as far as efficiency is concern in our program to represent you to be a publicly listed company.

It is important that this manual will serve as a guideline and assist you in your listing procedure to enable you to be a publicly trading company seamlessly.  Keep in mind that for us to be able to assist you to achieve your goals on time, we would require that your full cooperation in providing us with documentations as we need them for assembly of various filing to the SEC, FINRA, DTC, Transfer Agent, etc.  We will be working with your chosen lawyer to enable them to get the SEC approval as well as get you trading.  We need you to supply us with all information as requested and as always, time is of the essence.

Presidents Corporate Group Inc

Start date begins on payment of retainer to Presidents Group (PCG) to start the work:

TIME (IN # OF DAYS)	EVENTS	PROFESSIONAL	COST (for reference only. see *** Cost Summary - below)
1 – 15	BUSINESS PLAN, FINANCIAL STATEMENTS, SHAREHOLDERS LIST AND REASONS FOR SHARES ISSUANCES	COMPANY & PCG	$ 3,000 RETAINER TO PCG
15 – 30	PREPARATION FOR S1 FILING	LAWYER & PCG	$ 5,000 RETAINER FOR THE LAWYER
15 – 30	PREPARATION FOR FINANCIAL STATEMENT AUDIT	AUDITOR & PCG	$ 5,000 RETAINER FOR AUDITOR $ 3,000 PCG
15 – 30	ENGAGE THE TRANSFER AGENT, GET CUSIP # FOR COMPANY STOCKS	TRANSFER AGENT (TA)	$ 2500 RETAINER FOR THE TA, $ 300 FOR CUSIP
30 – 45	FILING STATEMENT WITH THE SEC, RESPONDING TO COMMENTS, DOCUMENTATION	LAWYER	$ 10,000 FURTHER RETAINER FOR THE LAWYER
30 – 45	PREPARATION OF 15c211 FORM FOR MARKET MAKERS	MARKET MAKER – BROKER DEALER	TO BE DETERMINED
45 – 60	RESPONDING TO SEC, FINRA AND MARKET MAKER COMMENTS	LAWYER, MARKET MAKER	$ 6,000 PCG
45 – 60	APPLYING FOR DTC ELIGIBILITY FOR THE COMPANY’S STOCKS, TRADING SYMBOL, APPLICATION FOR TRADING	LAWYER, TA, MARKET MAKER AND PCG	$ 8,000 DTC ELIGIBILITY FEES
60 – 90	WAITING PERIOD FOR APPROVAL OF DTC, FINRA AND CALL TO TRADE	LAWYER, TA, PCG, MARKET MAKER	$ 6,000 PCG, LEGAL FEE INVOICES AND AUDIT FEE FINAL INVOICE
Prior to trading	OTC Market or OTC Bulletin Board Listing fees	OTC Market	Depending on their pay scale

*** Cost Summary: Typically, Presidents Corporate Group charge $ 6,000 per month for maximum of six months contract. All costs shown above are for reference only and shall be part of the total project cost which is estimated not to exceed $110,000 USD (including Consultants fees) - to achieve a trading status for the company.

Presidents Corporate Group Inc